Exhibit 99.19

FORM OF LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Nontransferable Rights to Purchase

3,418,467 Units of

$341,846,700 Aggregate Original Principal Amount of 15.0% Senior Secured Notes Due 2017

and

Unit Warrants to Purchase 71,787,807 Shares of Class A Common Stock,

Issuable Upon Exercise of Rights to Subscribe for Such Units

Distributed to Eligible Shareholders

of Central European Media Enterprises Ltd.

[•], 2014

Dear Shareholder:

Enclosed are materials relating to a rights offering (the “Rights Offering”) by Central European Media Enterprises Ltd., a company incorporated under the laws of Bermuda (“we,” “us,” “our,” or the “Company”), including a prospectus dated March 24, 2014 (the “Prospectus”).  Please carefully review the Prospectus, which describes how you may participate in the Rights Offering.  In the Rights Offering, we are distributing non-transferable rights (“Rights”) at no charge to the holders of record as of 5:00 p.m., New York City time on March 21, 2014 (the “record date”) of our outstanding (a) shares of Class A Common Stock, par value $0.08 per share (the “Class A Common Stock”), (b) share of Series A Convertible Preferred Stock, par value $0.08 per share (the “Series A Preferred Stock”) (allocated on an as-converted basis) and (c) shares of Series B Convertible Redeemable Preferred Stock, par value $0.08 per share (the “Series B Preferred Stock”) (allocated on an as-converted basis as of December 25, 2013).  We refer to the holders of the shares of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock as of the record date as the “Eligible Securityholders.”

You will be able to exercise your Rights to purchase units (“Units”), consisting of (a) a 15.0% Senior Secured Note due 2017 (each, a “New Note”) in the original principal amount of $100.00 and (b) 21 unit warrants (each, a “Unit Warrant”), each Unit Warrant entitling the holder thereof to purchase one share of our Class A Common Stock.  Eligible Securityholders may only purchase whole Units in denominations of $100.00 per Unit (the “minimum subscription amount”).  As a result, if you hold fewer than 62.0102 shares of our Class A Common Stock on the record date, then you will not be able to satisfy the minimum subscription amount and will not be able to participate in the Rights Offering.  Answers to some frequently asked questions about the Rights Offering can be found under the heading “Questions and Answers Relating to the Rights Offering” in the Prospectus.  Any prospective purchaser of Units pursuant to the exercise of the Rights should read the Prospectus, including, without limitation, the risk factors contained therein, prior to making any decision to participate in the Rights Offering.

As described in the Prospectus, you will receive one (1) Right for every 62.0102 outstanding shares of Class A Common Stock and every 62.0102 shares of Class A Common

Stock issuable upon conversion of the outstanding share of Series A Preferred Stock and the outstanding shares of Series B Preferred Stock owned as of the record date.

The Rights may be exercised at any time during the subscription period, which will commence on April 3, 2014 and end at 5:00 p.m., New York City time, on April 25, 2014 (the “Subscription Period”).  The Rights will expire and will have no value unless exercised prior to the expiration of the Subscription Period.

In the Rights Offering, we are offering $341,846,700 aggregate original principal amount of the New Notes and 71,787,807 Unit Warrants to purchase an aggregate of 71,787,807 shares of our Class A Common Stock, as described in the Prospectus.

If you send a payment that is insufficient to purchase the number of Units you requested (after any deductions for wire transfer fees, bank charges or similar fees), or if the number of Units requested is not specified in the forms, but in each case, which satisfies the minimum subscription amount, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional Units.  If the payment exceeds the Subscription Price for the full exercise of your Rights, or if you subscribe for more Units than you are eligible to purchase, then the excess will be returned to you as soon as practicable, without interest or penalty.  If you send a payment that is insufficient to exercise the minimum subscription amount or you are otherwise ineligible to exercise Rights, your Rights will not be exercised and the entire payment received by the Subscription and Information Agent will be returned to you as soon as practicable, without interest or penalty, following the expiration of the Subscription Period.  See “The Rights Offering” in the Prospectus.

Time Warner Media Holdings, B.V. (“Time Warner” which includes Time Warner Inc. and its affiliates other than us), a wholly-owned indirect subsidiary of Time Warner Inc., is the largest holder of shares of our Class A Common Stock and the sole holder of shares of our Series A Preferred Stock and Series B Preferred Stock.  Pursuant to the Purchase Agreement dated March 24, 2014 (the “Purchase Agreement”), subject to the satisfaction or waiver of certain conditions, Time Warner has committed to exercise in full its subscription privilege in respect of all of the Rights allocated to Time Warner in the Rights Offering in respect of its shares of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock at the Subscription Price.  In addition, we have agreed to issue to Time Warner, and Time Warner has agreed to purchase, 581,533 Units at the Subscription Price in a private placement to be closed contemporaneously with the Rights Offering (the “TW Private Placement”).  Under the Purchase Agreement, Time Warner has also committed to purchase at the Subscription Price in a private offering to be closed contemporaneously with the Rights Offering (the “Backstop Private Placement”) any and all remaining Units that are not purchased through the exercise of Rights in the Rights Offering.  The exact amount of Units to be purchased by Time Warner in the Backstop Private Placement will vary depending upon the number of Units purchased through the exercise of Rights in the Rights Offering by our eligible shareholders (other than Time Warner).

Subject to satisfying the minimum subscription amount, you may exercise all or a portion of your Rights, or you may choose not to exercise any of your Rights at all.  If you choose not to exercise your Rights in full (subject to satisfaction of the minimum subscription amount), your ownership interest in the Company may be diluted by issuances of Class A Common Stock upon exercise of Unit Warrants by others.  Please see the discussion of risk factors related to the Rights Offering, including dilution and no revocation of your decision to exercise, under the heading “Risk Factors—Risks Related to the Rights Offering,” in the Prospectus.

Once you have exercised your Rights, such exercise may not be revoked, canceled or changed, even if you subsequently learn information about us or our business, financial position, results of operations or cash flows that is material or adverse or that you otherwise consider to be unfavorable.

The Rights will be evidenced by a rights certificate registered in your name or the name of your broker, dealer, custodian bank or other nominee.

Enclosed are copies of the following documents:

1.                                      Prospectus;

2.                                      Rights certificate;

3.                                      Instructions as to Use of Central European Media Enterprises Ltd. Rights Certificates;

4.                                      IRS Forms W-9 and W-8; and

5.                                      A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the subscription and information agent for the Rights Offering (the “Subscription and Information Agent”).

IF YOU ARE LOCATED IN THE CZECH REPUBLIC OR HOLD YOUR SHARES OF CLASS A COMMON STOCK THROUGH THE CENTRAL SECURITIES DEPOSITORY PRAGUE (CENTRÁLNÍ DEPOZITÁŘ CENNÝCH PAPÍRŮ, A.S.), PLEASE REFER TO THE CZECH PROSPECTUS CONCERNING THE RIGHTS OFFERING, AS APPROVED BY THE CZECH NATIONAL BANK, A COPY WHICH IS AVAILABLE ON THE COMPANY’S WEBSITE AT www.cetv-net.com/file/u/filings/cme_czech_prospectus_2014.pdf. THE RIGHTS OFFERING IN THE CZECH REPUBLIC IS MADE EXCLUSIVELY ON THE BASIS OF THE CZECH PROSPECTUS.

Your prompt action is requested.  To exercise the Rights, as indicated in the Prospectus, you must properly complete and sign the enclosed rights certificate and IRS Form W-9 or W-8, as applicable, and deliver the completed and signed rights certificate and completed IRS Form W-9 or W-8 (as applicable), along with the full Subscription Price (without any deductions for wire transfer fees, bank charges or similar fees), to the Subscription and Information Agent before the expiration of the Subscription Period at 5:00 p.m., New York City time, on April 25, 2014.  If you use the mail, we recommend that you use insured, registered mail, postage prepaid, return receipt requested.  If you cannot deliver your rights certificate to the Subscription and Information Agent prior to the expiration of the Subscription Period, you may follow the guaranteed delivery procedures described under “The Rights Offering—Notice of Guaranteed Delivery” in the Prospectus.  We reserve the right to reject any or all subscriptions not properly or timely submitted or completed or the acceptance of which would, in the opinion of our counsel, be unlawful.

Additional copies of the enclosed materials may be obtained from the Subscription and Information Agent by calling +1 (855) 793-5068 (toll-free).  Any questions or requests for assistance concerning the Rights Offering should be directed to the Subscription and Information Agent.

Very truly yours,

Central European Media Enterprises Ltd.